Exhibit C

                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP


                                       OF
                      SEIDMAN INVESTMENT PARTNERSHIP, L.P.


                                 JANUARY 5, 1995


                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

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                                Table of Contents

        1.       Definitions...................................................

                 (a)     "Act".................................................
                 (b)     "Affiliate"...........................................
                 (c)     "Agreement"...........................................
                 (d)     "Capital Account".....................................
                 (e)     "Certificate".........................................
                 (f)     "Code"................................................
                 (g)     "Fiscal Period".......................................
                 (h)     "Fiscal Quarter"......................................
                 (i)     "Fiscal Year".........................................
                 (j)     "General Partner Percentage"..........................
                 (k)     "Net Profit"..........................................
                 (l)     "Net Loss"............................................
                 (m)     "Partnership Percentage"..............................

        2.       Organization..................................................

        3.       Name of Partnership...........................................

        4.       Principal Office, Resident Agent, Registered Office...........

        5.       Term of the Partnerships......................................

        6.       Purposes......................................................

        7.       Contributions of the Partners; New Partners...................

        8.       Capital Accounts..............................................

        9.       Adjustments to Capital Accounts...............................

        10.      Hot Issues....................................................

        11.      Valuation.....................................................

        12.      Determination by General Partners of Certain Matters..........

        13.      Liability of Partners.........................................

        14.      Rights and Duties of General Partner..........................

        15.      Expensess.....................................................

        16.      Administrative Fee............................................

        17.      Limitation on Power of Limited Partners.......................

        18.      Other Business Ventures.......................................

        19.      Limitation on Assignability of Interests of Limited Partners..

        20.      Withdrawals by the Limited Partners...........................

        21.      Withdrawal by the General Partner and Affiliates..............

        22.      Dissolution and Winding Up of the Partnership.................

        23.      Accounting and Reports........................................

        24.      Books and Records.............................................

        25.      Indemnification...............................................

        26.      Amendment of Partnership Agreement............................

        27.      Notices.......................................................

        28.      Agreement Binding on Successors and Assigns...................

        29.      Governing Law.................................................

        30.      Consents......................................................

        31.      Miscellaneous.................................................

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                             AMENDED AND RESTATED

                      AGREEMENT OF LIMITED PARTNERSHIP OF

                     SEIDMAN INVESTMENT PARTNERSHIP, L.P.

        THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Seidman Investment Partnership, L.P. (the "Partnership"), dated as of January 5, 1995, by and between Veteri Place Corporation, as the General Partner (the "General Partner") and the persons and entities, referred to in schedule A on file at the offices of the Partnership, who have executed, either directly or indirectly by an attorney-in-fact, as limited partners (the "Limited Partners").

                                   PREMISES:

        A. The Partnership was organized in accordance with the New Jersey revised Uniform Limited Partnership act by the filing by the General Partner of a certificate of Limited Partnership with the office of the Secretary of State of the State of New Jersey on_____________, 1995.

        B. The General Partner, pursuant to the authority granted to him under section 26 of the Agreement, desires to amend the Agreement and to restate the same.

        NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, effective as of February 15, 1995, it is hereby agreed as follows:

        The following terms shall have the following meaning when used in this
Agreement:

                 (a) "Act" shall mean the New Jersey Revised Uniform Limited Partnership Act, amended from time to time.

                 (b) "Affiliate" shall mean any person performing services on behalf of the Partnership who (i) directly or indirectly controls, is controlled by, or is under common control with a General Partner; (ii) is any company of which a General Partner or its controlling shareholder is an officer, director, partner or trustee; (iii) a member of the family of the controlling shareholder of the General Partner; or (iv) an Individual Retirement account or similar trust for the benefit of one or more General Partner or its affiliates.

                 (c) "Agreement" shall mean this agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time.

                 (d) "Capital account" shall mean the account described in
Section 8 of this Agreement.

                 (e) "Certificate" shall mean the Partnership's certificate of Limited Partnership as defined in section 2 of this Agreement.

                 (f) "Code" shall mean the Internal Revenue code of 1986, or successor provision of law, and the regulations issued thereunder.

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                 (g) "Fiscal Period" shall mean the period beginning on the day immediately succeeding the last day of the immediately preceding fiscal Period and ending on the earliest occurring of the following:

                        (i)     The last day of the Fiscal Year;

                        (ii) The day immediately preceding the day on which a new Partner is admitted to the Partnership;

                        (iii) the day immediately preceding the date on which a Partner makes an additional capital contribution to the Partner's capital account;

                        (iv) The day on which a Partner withdraws, in whole or in part, the amount of his or its Capital account;

                        (v) The date of dissolution of the Partnership in accordance with Section 5 of this Agreement.

                 (h) "Fiscal "Quarter" shall mean a fiscal quarter of the Partnership.

                 (i) "Fiscal Year" shall mean the fiscal year of the Partnership, which shall be the calendar year.

                 (j) "General Partner Percentage" shall mean a percentage established by the General Partner for each General Partner on the Partnership's books as of the first day of each Fiscal Period. The sum of the General Partners Percentages for each Fiscal Period shall equal one hundred percent (100%).

                 (k) "Net Profit" of the Partnership shall mean, with respect to any Fiscal Period, the excess of the aggregate revenue, income and gains (realized and unrealized) earned on an accrual basis during the fiscal Period by the Partnership from all sources over the expenses and losses (realized and unrealized) incurred on an accrual basis during the fiscal Period by the Partnership.

                 (l) "Net Loss" of the Partnership shall mean, with respect to any fiscal Period, the excess of all expenses and losses (realized and unrealized) incurred on an accrual basis during the fiscal Period by the Partnership over the aggregate revenue, income and gains (realized and unrealized) earned on the accrual basis during the fiscal period by the Partnership from all sources.

                 (m) "Partnership Percentage" shall mean a percentage established for each partner on the Partnership' books as of the first day of each Fiscal Period. The Partnership Percentage of a Partner for a Fiscal Period shall be determined by dividing the amount of the Partner's capital account as of the beginning of the Fiscal Period by the sum of the capital accounts of all of the Partners as of the beginning of the fiscal Period. The sum of the Partnership Percentage for each fiscal Period shall equal one hundred percent (100%).

        2. Organization.

        The General Partner has executed a Certificate of Limited Partnership pursuant to the provisions of the Act (the "Certificate") and has cause the certificate to be filed as required by the Act. The General Partner shall also execute and record all amendments to the Certificate or additional certificates as may be required by this Agreement or by law.

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        3. Name of Partnership.

        The name of the Partnership shall be Seidman Investment Partnership, L.P. or such other name as the General Partner may from time to time designate.

        4. Principal Office, Resident Agent, Registered Office.

        The principal office of the Partnership is 1235A Route 23 South, Wayne, New Jersey or any other place determined by the General Partner. The Partnership's phone number is (201) 633-7900. The name and address of the registered agent for service of process in the State of New Jersey is Lawrence
B. Seidman, 1235A Route 23 South, Wayne, NJ 07470. The address of the registered office of the Partnership in the State of New Jersey is c/o Lawrence B. Seidman, 1235A Route 23 South, Wayne, New Jersey 07470.

        5. Term of the Partnership.

        (a) The term of the Partnership, having commenced on the date the Certificate was filed shall continue until the first of the following events occurs:

                 (i) December 31, 2014;

                 (ii) a written consent to dissolution of the Partnership by all Partners;

                 (iii) upon all of the General Partners ceasing to be general partners as a result of doing or being subject to one or more of the following:

                          (A) withdrawing from the Partnership in accordance
with Section 21 of this Agreement;

                          (B) assigning all of its interest in the Partnership;

                          (C) making an assignment for the benefit of its
creditors;

                          (D) filing a voluntary petition in bankruptcy;

                          (E) being adjudged bankrupt or insolvent or having
entered against it an order of relief in any bankruptcy or insolvency proceeding;

                          (F) filing a petition or answer seeking for itself
any reorganization, arrangement,composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

                          (G) filling an answer or other pleading admitting
or failing to contest the material allegations of a petition filed against it in any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation;

                          (H) seeking consenting to, or acquiescing in the
appointment of a trustee or receiver, or liquidator of all or any substantial part of its properties;

                          (I) being the subject of any proceeding seeking
reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation, which proceeding shall have continued for one hundred and twenty (120) days

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after the commencement thereof; or the appointment of a trustee, receiver, or liquidator for such General Partner or all or any substantial part of it properties without its consent or acquiescence, which appointment is not vacated or stayed for ninety (90) days after the expiration of the stay during which period the appointment is not vacated;

                          (J) the death of a General Partner; or

                          (K) the entry by a court of competent jurisdiction
adjudicating such General Partner incompetent to manage his person or his property; or

                 (iv) upon issuance of a non-appealable decree of dissolution of the Partnership by a New Jersey Court of competent jurisdiction.

        (b) In the event a General Partner does or becomes subject to any of the provisions of subsection (a)(iii) of this Section 5, the remaining General Partner shall be permitted to carry on the business of the Partnership upon written notice provided to all Partners of the decision to continue the Partnership's business. Each Limited Partner shall have the right for a period of thirty (30) days from the date of the written notice (the "Election Period") to elect to withdraw from the Partnership as of ten (10) days after the last day of the Election Period. The Limited Partner will receive the proceeds of a withdrawal made pursuant to this subsection (b) within ninety (90) days of the date of withdrawal. The amount of such proceeds will be calculated after the adjustments to his capital account provided for in Section 9 hereof, made as if the withdrawal date were the end of a Fiscal Year.

        (c) If any one or more of the termination events listed in this Section 5 occurs, and if the remaining General Partner chooses not to carry on the business of the Partnership in accordance with the provisions of subsection (b) of this Section 5, the Partnership shall be dissolved and its affairs wound up as provided in Section 22 of this Agreement.

        6.  Purposes

        The Partnership is organized for the following purposes:

        (a) to invest and trade, on margin or otherwise, in "Securities," as that term is defined in Section 2(1) of the Securities Act of 1933, as amended (the "1933 Act");

        (b) to sell Securities short and cover short sales;

        (c) to lend funds or properties of the Partnership, either with or without security; and

        (d) to execute, deliver and perform all contracts and other undertakings, and engage in all activities and transactions, that the General Partner believes is necessary or advisable in carrying out the purposes specified all subsections (a), (b), and (c) of this Section 6, including without limitation:

                 (i) to purchase, transfer or acquire in any manner and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the investments described in subsection (a) of this
Section 6; and

                 (ii) to register or qualify the Partnership under any applicable Federal or state laws, or to obtain exemptions under those laws, if registration qualification or exemption is deemed necessary by the General Partner.

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        7. Contributions of the Partners; New Partners.

        (a) Each Partner shall make a contribution to the Partnership's capital ("Capital Contribution") in the amount set out opposite the Limited Partner's name in Schedule A attached to this Agreement.

        (b) Any Partner may elect, with the consent of the General Partner to make an additional Capital Contribution, as of the first day of any fiscal Quarter. The General Partner may, in its sole discretion, permit additional Capital Contributions to be made more frequently than quarterly.

        (c) No Partner shall be required to make any additional Capital Contributions.

        (d) Capital Contributions made by Limited Partners must be in cash.

        (e) The General Partner shall have the right, but not the obligation, to admit new Partners to the Partnership as of the first day of any Fiscal quarter. The General Partner may, however, in its sole discretion, admit new Partners more frequently than quarterly.

        8. Capital Accounts.

        A Capital account shall be established for each Partner. For the Fiscal Period during which a Partner is admitted to the Partnership, his or its capital account shall equal the amount of his or its initial Capital Contribution. For each subsequent Fiscal Period, the Partner's Capital account will equal the sum of the amount of his or its Capital account as finally adjusted for the immediately preceding fiscal Period and the amount of any additional Capital Contribution made by the Partner as of the first day of the current Fiscal Period.

        9. Adjustments to Capital Accounts.

        At the end of each Fiscal Period, the Capital Accounts of the Partners shall be adjusted in the following manner:

        (a) Subject to the provisions of subsections (c) and (d) and (f) of this Section 9, Net Profit of the Partnership for the Fiscal Year shall be credited as follows:

                 (i) Twenty percent (20%) of the Net Profit shall be reallocated to the General Partner for each Fiscal Year as a "Incentive Allocation".

                 (ii) The remaining Net Profit shall be allocated to the Partners in proportion to their Capital Accounts.

        (b) Net Loss of the Partnership for the Fiscal Year shall be debited against the Capital Account of each Partner in proportion to and in accordance with the balance in the Capital Account of the Partner until the value of any Partners' Capital account becomes zero. Thereafter, any remaining Net Loss for the Fiscal Year shall be debited to Partners having positive balances in their Capital accounts in proportion to those balances, until the value of each Partner's Capital Account becomes zero. Thereafter, any remaining Net Loss for the Fiscal Year shall be debited to the General Partner in accordance with each General Partner's General Partner Percentage for the Fiscal Period.

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        (c) In the event that the Capital Account of one or more General
Partner has a negative balance, one hundred percent (100%) of the Net Profit of the Partnership for the Fiscal Period shall be credited to those General Partners whose Capital Accounts have negative balances in accordance with their respective General Partner Percentages until no General Partner shall have a negative Capital Account balance.

        (d) Anything in this Section 9 to the contrary notwithstanding, if any Net Losses are allocated to the account of any Limited Partner, each such Limited Partner shall be entitled to a "Recoupment Allocation" of subsequent Net Profits of the Partnership, in an amount in proportion to his Partnership Percentage, until such Net Loss shall have been eliminated. The amount of Net Profits allocated as a Recoupment Allocation shall not exceed, but shall reduce, the amount of Net Profits otherwise allocable to the General Partners as the Incentive Allocation pursuant to Section 9(a) (ii) hereof. If a Limited Partner who is entitled to a Recoupment Allocation shall withdraw any portion of his Capital Account, the amount of Recoupment Allocation to which he is entitled shall be reduced in proportion to the amount of capital withdrawn.

        (e) The amount of any withdrawal made by the Partner pursuant to
Section 21 or Section 22 of this Agreement shall be debited against the Capital Account of that Partner.

        (f) Allocations of Net Profit or Net Loss for a Fiscal Period, if necessary, shall be made in accordance with each Partner's Partnership percentage, adjusted as provided in paragraph (a) of this Section 9 at the end of the Fiscal Year, provided that the "Incentive Allocation" may not exceed twenty percent (20%) of the Net Profit for the Fiscal Year.

        10. Hot Issues.

        In the event the General Partner decides to invest in securities which are the subject of a public distribution and which the General Partner, in his sole discretion, believes may become a "hot issue" as that term is defined in
Article III, Section 1 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "Association"), such investment shall be made in accordance with the following provisions:

        (a) any such investment made in a particular Fiscal Period shall be made in a special account (the "Hot Issues account");

        (b) only those Partners who do not fall within the proscription of
Article III, section 1 of said Rules of Fair Practice ("Unrestricted Partners") shall have any beneficial interest in the Hot Issues Account;

        (c) each Unrestricted Partner shall have a beneficial interest in the Hot Issues Account for any Fiscal Period in the proportion which (i)a such Unrestricted Partner's Capital account as of the beginning of the Fiscal Period bore to (ii) the sum of the Capital Accounts of all Unrestricted Partners as of the beginning of such fiscal Period.

        (d) Funds required to make a particular investment shall be transferred to the Hot Issues account from the regular account of the Partnership; securities involved in the public distribution shall be purchased in the Hot Issues Account, held in the Hot Issues Account and eventually sold from the Hot Issues Account or transferred to the regular account at fair market value as of the day of transfer as determined by the General Partner with such transfer being treated as a sale; if such securities are sold from the Hot Issues account, the proceeds of the sale shall be transferred from the Hot Issues account to the regular account of the Partnership.

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        (e) as of the last day of each Fiscal Period in which a particular investment or investments are held in the Hot Issues Account: (A) interest shall be debited to the Capital Accounts of the Unrestricted Partners in accordance with their beneficial interest in the Hot Issues Account at the interest rate being paid by the Partnership from time to time for borrowed funds during the period in that Fiscal Period that funds from the regular account have been held in or made available to the particular Hot Issues Account or, if no such funds are being borrowed during such period, the interest rate that the General Partner determines would have been paid if funds had been borrowed by the Partnership during such period; and such interest shall be credited to the Capital Accounts of all the Partners, both General and Limited, in the proportions which (i) each Partner's Capital Account as of the beginning of such Fiscal Period bore to (iii) the sum of the Capital accounts of all Partners as of the beginning of such Fiscal Period and (B) any Net Profits or Net Losses during such Fiscal Period with respect to the Hot Issues Account shall be allocated to the Capital accounts of the Unrestricted Partners in accordance with their beneficial interest in the Hot Issues Account during such Fiscal Period; provided, however, that the amount of such interest shall not exceed the amount of profit accrued in the Hot Issues Account; and

        (f) the determination of the General Partners as to whether a particular Partner falls within the proscription of Article III, Section I of said Rules of Fair Practice shall be final.

        11. Valuation.

        The Partnership's assets shall be valued in accordance with the following principles:

        (a) Any Security that is listed on a national securities exchange will be valued at its last sale price on the date of determination as recorded by the composite tape system, or if no sales occurred on that day, at the mean between the closing "bid" and "asked" prices on that day as recorded by the system or the exchange, as the case may be;

        (b) Any Security that is a National Market Security will be valued at its last sale price on the date of determination as reported by the National Association of Securities dealers automated quotations system ("NASDAQ") or if no sale occurred on that day, at the mean between the closing "bid" and "asked" prices on that day as reported by NASDAQ:

        (c) Any Security not listed on a national securities exchange and not a National Market Security will be valued at the mean between the closing "bid" and "asked" prices on the date of determination as reported by NASDAQ or, if not so reported, as reported in the over-the-counter market in the United States;

        (d) An option shall be valued at the last sales price or, in the absence of a last sales price, the last offer price; and

        (e) All other Securities shall be assigned the value that the General Partner in good faith determine.

        12. Determination by General Partner of Certain Matters.

        (a) All matters concerning the valuation of Securities, the allocation of profits, gains and losses among the Partners, including the taxes on them and accounting procedures, not specifically and expressly provided for by the terms of this Agreement, shall be determined in good faith by the General Partner, whose determination shall be final, binding and conclusive upon all of the Partners.

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        (b) gains, losses, and expenses of the Partnership for each Fiscal
Period shall be allocated among the Partners for income tax purposes in a manner so as to reflect, as nearly as possible, the amounts credited or charged to each Partner's Capital Account pursuant to Section 9 of this Agreement.

        (c) The General Partner shall have the power to make all tax elections and determinations for the Partnership, and to take any and all action necessary under the Code or other applicable law to effect those elections and determinations. All such elections and determinations by the General Partner shall be final, binding and conclusive upon all Partners.

        13. Liability of Partners.

        (a) The General Partner shall not be obligated to contribute cash or other assets to the Partnership to make up deficits in their Capital accounts or in the Capital Accounts of the Limited Partners either during the term of the Partnership or upon liquidation. The General Partner shall be liable for all debts and obligations of the partnership to the extent that the Partnership is unable to pay such debts and obligations up to the extent of Veteri's capital.

        (b) The doing of any act or the failure to do any act by a General Partner, the effect of which may cause or result in loss, liability, damage or expense to the Partnership or any Partner shall not subject a General Partner to any liability to the Partnership or to any Partner, except that a General Partner may be so liable if it has not acted in good faith, or has committed gross misconduct or was grossly negligent.

        (c) A Limited Partner will not be liable for any debts or bound by any obligations of the Partnership except to the extent set forth in subsections
(d), (e) and (f) of this Section 13.

        (d) A Limited Partner who has received the return of any part of his or its Capital contribution without violation of this Agreement or the Act shall not therefore be labile to the Partnership or its creditors.

        (e) A Limited Partner receiving a return of any portion of his or its Capital Contribution in violation the Act or this Agreement will be Liable to the Partnership for a period of six (6) years thereafter for the amount of the contribution wrongfully returned.

        (f) A Limited Partner may be liable to the Partnership or creditors of the Partnership for any amounts distributed if, and to the extent that, at the time of the distribution, he actually knew that, after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to Partners on account of their interest in the Partnership, exceeded the fair value of the Partnership's assets.

        14. Rights and Duties of the General Partner

        (a) The General Partner shall have the exclusive right to manage and control the affairs of the Partnership, and shall have the power and authority to do all things necessary or proper to carry out the purposes of the Partnership. The General Partner shall devote an amount of time and attention that the General Partner in its sole discretion deems necessary or appropriate.

        (b) Without limiting the generality of the foregoing, the General Partner shall have full power and authority:

                 (i) to engage independent agents, investment advisors, attorneys, accountants and custodians as the General Partner deems necessary or advisable for the affairs of the Partnership;

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                 (ii) to receive, buy sell, exchange, trade, and otherwise deal in and with Securities and other property of the Partnership;

                 (iii) to open, conduct and close accounts with brokers on behalf of the Partnership and to pay the customary fees and charges applicable to transactions in those accounts;

                 (iv) to open, maintain and close accounts, including margin accounts, with brokers and banks, and to draw checks and other orders for the payment of money by the Partnership;

                 (v) to file, on behalf of the Partnership, all required local, state and Federal tax and other returns relating to the Partnership;

                 (vi) to cause the Partnership to purchase or bear the cost of any insurance covering the potential liabilities of the General Partner and any associate, employee or agent of the General Partner arising out of the General Partner's actions as General Partner under this Agreement;

                 (vii) to cause the Partnership to purchase or bear the cost of any insurance covering the potential liabilities of any person serving as a director, officer or employee of an entity in which the Partnership has an investment or of which the Partnership is a creditor;

                 (viii) to commence or defend litigation or submit to arbitration any claim or cause of action that pertains to the Partnership or any Partnership assets;

                 (ix) to enter into, make and perform contracts, agreements and other undertakings, and to do any other acts, as the General Partner deems necessary or advisable for, or as may be incidental to, the conduct of the business of the Partnership, including, without limiting the generality of the foregoing, contracts, agreements, undertakings and transactions with any Partner or with any other person, firm or corporation having any business, financial or other relationship with any Partner or Partners:

                 (x) to make or revoke elections pursuant to Section 754 of the Code to adjust the basis of the Partnership's property as permitted by Sections 734(b) and 743(b) of the Code; and

                 (xi) to designate a Tax Matters Partner for all purposes under the Code.

        15. Expenses.

        The Partnership shall bear all expenses relating to its organization. The Partnership will bear the expenses of its administration, accountant, its legal counsel, and expenses of investments.

        16. Administrative Fee.

        The Partnership shall pay the General Partner as of the end of each Fiscal Quarter of the Partnerhship an administrative fee at an annual rate equal to 1% of the value of the Partnership's assets.

        17. Limitation on Powers of Limited Partners.

        No Limited Partner shall participate in the control of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for the Partnership or to bind the Partnership in any other way.

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        18. Other Business ventures.

        Each Partner agrees that each General Partner and its affiliates and associates may engage in other business activities or possess interest in other business activities of every kind and description, independently or with others. These activities may include, without limitation, establishing a broker-dealer and investing in real estate and real estate related partnerships, or in investing, in financing, acquiring and disposing of interest in securities in which the Partnership may from time to time invest, or in which the Partnership is able to invest or otherwise have any interest. The Limited Partners agree that the General Partner and its affiliates may act as general partner of other partnerships, including investment partnerships.

        19. Limitation on Assignability of Interest of Limited Partners.

        (a) No Limited Partner may assign or otherwise transfer or encumber his or its interest in the Partnership, in whole or in part, without the consent of the General Partner and without a written opinion of counsel to or approved by the General Partner that the proposed transfer (i) is consistent with all applicable provisions of the 1933 Act, and the rules and regulations thereunder, as from time to time in effect, as well as any applicable provisions of any state "blue sky" law; and (ii) would not result in the Partnership's having to register as an investment company under the Investment Company Act of 1940, as amended.

        (b) Notwithstanding any other provision of this Agreement, any successor to any Limited Partner shall be bound by the provisions of this Agreement. Prior to recognizing any assignment of an interest in the Partnership that has been transferred in accordance with this Section 19, the General Partner may require the transferring Limited Partner to execute and acknowledge an instrument of assignment in form and substance satisfactory to the General Partner, and may require the assignee to agree in writing to be bound by all the terms and provisions of this Agreement, to assume all of the obligations of the assigning Limited Partner and to execute whatever other instruments or documents the General Partner deems necessary or desirable in connection with the assignment.

        (c) No Limited Partner shall have the right to have his or its assignee admitted as a substitute Limited Partner, except upon the written consent of the General Partner, which consent may be withheld in the sole discretion of the General Partner.

        (d) Each Limited Partner hereby approves of the admission to the Partnership as a Limited Partner of any assignee who succeed to the interest in the Partnership of a Limited Partner in accordance with the provisions of this
Section 19.

        20.  Withdrawals by a Limited Partner.

        (a) (i) A Limited Partner who shall have been a Limited Partner for at least eight full Fiscal Quarters shall have the right, as of the end of any Fiscal Year, or at other times at the discretion of the General Partner, to withdraw all or a portion of the amount of his or its Capital Account, so long as the General Partner receives written notice of the intended withdrawal not less than one hundred eighty (180) days prior to the withdrawal, stating the amount to be withdrawn. In no event, however, shall a Limited Partner be permitted to withdraw any amounts from his or its Capital Account in excess of the positive balance of his or its Capital Account. If the amount of a Limited Partner's withdrawal represents less than seventy-five (75%) of the Limited Partner's Capital Account, the Limited Partner will receive the proceeds of the withdrawal within thirty (30) days after the date of withdrawal. If the amount of a Limited Partner's withdrawal represents seventy-five (75%) or more of the Limited Partner's Capital Account, the Limited Partner will receive seventy-five percent (75%) of his Capital account within thirty (30) days after the date of withdrawal and the remainder of the amount withdrawn within ten (10) days after the Partnership has received financial statements from its independent certified public accountants pursuant to Section 23(c) of this

Agreement. If a Limited Partner requests withdrawal of capital which would reduce his Capital Account below the amount of his initial Capital Contribution, the General Partner may treat such request as a request for withdrawal of all of such Partner's Capital Account. The distribution of any amount withdrawn by a Limited Partner may take the form of cash and/or marketable securities as determined by the General Partner in his sole discretion.

                 (ii) In the event of a proposed withdrawal of capital by one or more General Partner or Affiliates pursuant to Section 21(a)(ii) of this Agreement, as a result of which the aggregate of the Capital Accounts of the General Partner and Affiliates will be less than $50,000 (fifty thousand dollars), a Limited Partner shall have the right to withdraw all or a portion of the amount of his or its Capital Account, so long as the General Partner receives written notice of the intended withdrawal not more than fifteen (15) days after the date of the notice of withdrawal by such General Partner or General Partner or Affiliate or Affiliates pursuant to said Section 21(a)(ii), stating the amount to be withdrawn. In such event the withdrawal by such Limited Partner shall be effective as of the effective date of the withdrawal by the General Partner or General Partners pursuant to said Section 21(a)(ii). The amount available for withdrawal shall be calculated in the same manner as provided for in the last sentence of paragraph (b) of Section 5 hereof.

        (b) Any Limited Partner's interest in the Partnership may be terminated by the Partnership as of the end of any Fiscal Year upon prior written notice, so long as the General Partner determines the termination to be in the best interest of the Partnership. In the event that a Limited Partner's interest in the Partnership is terminated pursuant to this Section 20, the Limited Partner shall receive ninety percent (90%) of the value of his Capital Account within one hundred eighty (180) days after written notice of termination is given by the Partnership and the remaining ten percent (10%) within ten (10) business days after receipt by the Partnership of financial statements with respect to the Fiscal Year in which his or its interest in the Partnership is terminated.

        21. Withdrawals by the General Partners and Affiliates.

        (a) (i) Each General Partner shall have the right to withdraw any amount of cash from his Capital Account as of the end of any Fiscal Year, without prior notification to the Limited Partners, provided that, after giving effect to such withdrawal, the aggregate Capital accounts of the General Partners and their Affiliates are not less than $50,000 (fifty thousand dollars).

                 (ii) Upon forty-five (45) days ' prior notice to the Limited Partners, a General Partner or an Affiliate may withdraw any amount from his Capital Account contributed to the Partnership as a result of which withdrawal the aggregate Capital Accounts of the General Partner and their Affiliates would be reduced below $50,000. (fifty thousand dollars).

        (b) Any or all of the General Partners may voluntarily resign or withdraw from the Partnership as of the end of any Fiscal Year upon sixty (60) days' written notice sent to all Partners.

        22. Dissolution and Winding Up of the Partnership.

        On dissolution of the Partnership, the General Partners or if there is no General Partner, one or more persons approved by Limited Partners holding a majority in interest of the Capital Accounts of the Limited Partners) shall wind up the Partnership's affairs and shall distribute the Partnership's assets in the following manner and order:

        (a) in satisfaction of the claims of all creditors of the Partnership, other than the General Partners;

        (b) in satisfaction of the claims of the General Partners as creditors of the Partnership; and

        (c) any balance to the Partners in the relative proportions that their respective Capital Accounts bear to each other, those Capital Accounts to be determined as if the Fiscal Year ended on the date of the dissolution.

        23. Accounting and Reports.

        (a) The records and books of account of the Partnership shall be reviewed as of the end of each fiscal Year by independent certified public accountants selected by the General Partner in his sole discretion.

        (b) As soon as practicable after the end of each Fiscal Year, the General Partner shall cause to be delivered to each person who was a Partner at any time during that Fiscal Year all information deemed necessary by the General Partner in his sole discretion for the preparation of the Partner's income tax returns, including a Form 1065/Schedule K-1 statement showing the Partner's share of Net Profit or Net Loss, deductions and credits for the year Federal income tax purposes, and the amount of any distributions made to or for the account of the Partner pursuant to this Agreement.

        (c) The independent certified public accounts selected by the General Partner in accordance with subsection (a) of this Section 23 shall prepare and mail to each Partner, within ninety (90) days after the end of each fiscal Year, an income statement for the Fiscal Year and a balance sheet as of the end of the Fiscal Year.

        (d) The Partnership shall cause to be prepared and mailed to each Partner a report setting out as of the end of each fiscal quarter information determined by the General Partner to be appropriate.

        (e) The General Partner shall cause tax returns for the Partnership to be prepared and timely filed with the appropriate authorities.

        24. Books and Records.

        The General Partner shall keep at the Partnership's principal office:

        (a) books and records pertaining to the Partnership's business showing all of its assets and liabilities, receipts and disbursements, realized profits and losses, Partners' Capital Accounts and all transactions enter into by the Partnership;

        (b) a current list of the full name and last known home, business or mailing address of each Partner set out in alphabetical order;

        (c) a copy of the Certificate and all amendments to it, together with executed copies of any powers of attorney pursuant to which the Certificate and any amendments to it have been executed;

        (d) copies of the Partnership's Federal, state and local income tax returns and reports, if any, for the three (3) most recent years; and

        (e) copies of this Agreement as may be amended from time to time.

        All books and records of the Partnership required to be kept under this
Section 24 shall be available for inspection by a Partner of the Partnership at the offices of the Partnership during ordinary business hours for any purpose reasonably related to the Partner's interest as a Partner in the Partnership.

        25. Indemnification.

        (a) The Partnership shall indemnify each General Partner and any of his Affiliates (each an "Indemnitee") to the fullest extent permitted by law and will hold each harmless from and with respect to (i) all fees, costs and expenses incurred in connection with, or resulting from, any claim, action or demand against any indemnitee that arises out of or in any way relates to the Partnership, its properties, business or affairs, and (ii) any losses or damages resulting from any such claim, action or demand, including amounts paid in settlement or compromise of the claim, action or demand.

        (b) No Indemnitee shall be indemnified by the Partnership with respect to any action or failure to act that does not constitute good faith, or that constitutes willful misfeasance.

        (c) The Partnership may pay the expenses incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding brought by a party against the Indemnitee that arises out of or is in any way related to the Partnership, its properties, business or affairs, upon receipt of an undertaking by the Indemnitee to repay the amount advanced by the Partnership if an adjudication or determination is subsequently made by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification as provided in this Agreement.

        (d) The right of indemnification provided in this Section 25 shall be in addition to any rights to which an Indemnitee may otherwise be entitled and shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each Indemnitee.

        (e) The rights to indemnification and reimbursement provided for in this Section 25 may be satisfied only out of the assets of the Partnership. No Partner shall be personally liable for any claim for indemnification or reimbursement under this Section 25.

        26. Amendment of Partnership Agreement.

        This Agreement may be amended, in whole or in part, by the written consent of (a) the General Partner, and (b) Partners the value of whose Capital Account constitute not less than fifty percent (50%) of the total value of all Capital Accounts of the Partnership, provided that no such amendment shall affect the allocation of Net Profit or Net Loss to any Partner who has not consented to such amendment. In addition, any provision of this Agreement, other than Section 9, may be amended by the General Partner in any manner that does not, in the sole discretion of the General Partner, adversely affect any Limited Partner.

        27. Notices.

        Notices that may or are required to be given under this Agreement by any part to another shall be in writing and deposited in the United States mail, certified or registered, postage prepaid, addressed to the respective parties at their addresses set out in Schedule A to this Agreement or to any other addressee designated by any Partner by notice addressed to the Partnership in the case of any Limited Partner and to the General Partner in the case of the General Partners. Notices shall be deemed to have been given when deposited in the United States mail within the continental United States.

        28. Agreement Binding Upon Successors and Assigns.

        This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators or other representatives, successors and assigns of the Partners.

        29. Governing Law.

        This Agreement, and the rights of the Partners under it, shall be governed by and construed in accordance with the law of the State of New Jersey.

        30. Consents.

        Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and signed copies of them shall be filed and kept with the books of the Partnership.

        31. Miscellaneous.

        (a) This Agreement, including Schedule A appended to it, constitutes the entire understanding and Agreement of the Partners as to the operation of the Partnership.

        (b) This agreement may be executed in counterparts, each of which shall be deemed to be an original.

        (c) Each provision of this Agreement is intended to be severable. A determination that a particular provision of this Agreement is illegal or invalid shall not affect the validity of the remainder of the Agreement.

        (d) Nothing contained in this Agreement shall be construed to constitute any Partner the agent of another Partner, except as specifically provided in this Agreement, or in any manner to limit the partners in the carrying on of their own respective business or activities.

        (e) If there is a conflict between the terms and conditions of the Partnership Agreement and Offering Memorandum, the Partnership Agreement shall be controlling.

        IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first above written.

                                          GENERAL PARTNER

                                          VETERI PLACE CORPORATION

                                          By: /s/Lawrence B. Seidman, President

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and delivered to the General Partner.

LAWRENCE B. SEIDMAN
Attorney-in-Fact

/s/Lawrence B. Seidman

                                 AMENDMENT #1
                            TO LIMITED PARTNERSHIP
                                CERTIFICATE OF
                     SEIDMAN INVESTMENT PARTNERSHIP, L.P.

Section 1 The Name of the Partnership is Seidman Investment Partnership, L.P., which was filed with the Secretary of State on January 17, 1995.

Section 6 Section 6 is hereby amended to add the following people and entities as limited partners:

NAME                                        CAPITAL CONTRIBUTION
------------------------------------        --------------------
James J. Gallagher, Ph.D,                          $  200,000.00
TTEE Gallagher Living
Trust DTD 11/30/92
3636 Paradise dr.
Tiburon, CA 94920

Robert Kaplus, G.P.                                $  125,000.00
Kaplus Hanover Associates
4 Pewter Lane
New Providence, NJ 07974

Russ Ketron, TTEE                                  $   50,000.00
The Ketron Family Trust DTD 10/20/89
33 San Miguel Way
Novato, CA 94945

Louis M. Rogow, M.D.  &                            $  100,000.00
Enid Z. Rogow
P. O. Box 57
211 Post Rd.
Bernardsville, NJ 07924

Seidman and Associates, L.L.C.                     $  100,000.00
100 Misty Lane
Parsippany, NJ 07054

                                          VETERI PLACE CORPORATION

Dated: November 21, 1996                  By: /s/Lawrence B. Seidman, President

STATE OF NEW JERSEY            )
                               )ss:
COUNTY OF MORRIS               )

        On the 21 day of November, 1996, before me personally came Lawrence B. Seidman, to me known, who, being by me sworn, did depose and say that he resides at 19 Veteri Place, Wayne, New Jersey 07470, that he is the President of Veteri Place Corporation described in and which executed the above instrument; and that he signed such instrument by order of the Board of Directors of said Corporation.

                                              /s/ Ruth W. Rivkind
                                              A Notary Public of the
                                              State of New Jersey
                                              My Commission Expires
                                              February 14, 2001

                                 AMENDMENT #2
                            TO LIMITED PARTNERSHIP
                                CERTIFICATE OF
                     SEIDMAN INVESTMENT PARTNERSHIP, L.P.
                            FILED JANUARY 17, 1995

Section 1 The Name of the Partnership is Seidman Investment Partnership, L.P., which was filed with the Secretary of State on January 17, 1995 and Amendment #1 was filed on November 25, 1996.

Section 6 Section 6 is hereby amended to add the following people and entities as limited partners:

NAME                                        CAPITAL CONTRIBUTION
----------------------------------------    --------------------
Richard Greenberg                                  $  250,000.00
100 Misty Lane
Parsippany, NJ 07054

Robert Kessler                                     $  100,000.00
40 Warren St.
Paterson, NJ 07524

Marci Parejo Irrevocable Trust                     $  125,000.00
Sharon E. Sigesmund Trustee U/A/D9/10/92
2859 Queens Courtyard Dr.
Las Vegas,NV 89109

Ross Zeltzer Irrevocable Trust                     $  125,000.00
Sharon E. Sigesmund Trustee U/A/D9/10/92
2859 Queens Courtyard Dr.
Las Vegas,NV 89109

SECTION 6 Section 6 is hereby amended to revise the amount of Capital Contribution for the following people and entities as limited partners:

James J. Gallagher, Ph.D.                          $  300,000.00
Gallagher Family Limited
Partnership #1
3636 Paradise Dr
Tiburon, CA 94920

Robert Kaplus, G.P.                                $  150,000.00
Kaplus Hanover Associates
4 Pewter Lane
New Providence, NJ 07974

Russ Ketron, TTEE                                  $  120,000.00
The Ketron Family Trust DTD 10/20/89
33 San Miguel Way
Novato, CA 94945

Louis M. Rogow, M.D.  &                            $  200,000.00
Enid Z. Rogow
P. O. Box 57
211 Post Rd.
Bernardsville, NJ 07924

                                       VETERI PLACE CORPORATION

Dated: September 8, 1998               By: /s/Lawrence B. Seidman, President
                                           Veteri Place Corporation
                                           Certificate of Incorporation filed
                                           January 6, 1995

STATE OF NEW JERSEY            )
                               )ss:
COUNTY OF MORRIS               )

    On the 8th day of September, 1998, before me personally came Lawrence B. Seidman, to me known, who, being by me sworn, did depose and say that he resides at 19 Veteri Place, Wayne, New Jersey 07470, that he is the President of Veteri Place Corporation, the General Partner of Seidman Investment Partnership,L.P. described in and which executed the above instrument; and that he signed such instrument by order of the Board of Directors of said Corporation.

                                              /s/ Ruth W. Rivkind
                                              A Notary Public of the
                                              State of New Jersey
                                              My Commission Expires
                                              February 14, 2001

AMENDMENT #3    Filed May 4, 1999

                            TO LIMITED PARTNERSHIP
                                CERTIFICATE OF
                     SEIDMAN INVESTMENT PARTNERSHIP, L.P.
                            FILED JANUARY 17, 1995

Section 1 The name of the Partnership is Seidman Investment Partnership, L.P. Seidman Investment Partnership, L.P. was filed with the Secretary of State on January 17, 1995,
                          Amendment #1 was filed on November 25, 1996
                          Amendment #2 was filed on September 10, 1998

Section 6 Section 6 is hereby amended to add the following people and entities as limited partners:

NAME                                        CAPITAL CONTRIBUTION
--------------------------                  --------------------
Debra Rolandelli                                   $  100,000.00
60 Camilla Dr.
Wayne, NJ 070470

M.C.P./Schatten Investment                         $  100,000.00
Partnership
12 Vreeland Avenue
Totowa, NJ 07512

                                      VETERI PLACE CORPORATION, G.p.

                                      By:   Lawrence B. Seidman,
                                            President Veteri Place Corporation,
                                            Certificate of Incorporation
                                            filed January 6, 1995 General
                                            Partner of Seidman Investment
                                            Partnership, L.P.

Dated: March 4, 1999

STATE OF NEW JERSEY     )
                        ) ss:
COUNTY OF MORRIS        )

    On the 4th day of March, 1999, before me personally came Lawrence B. Seidman, to me known, who being by me sworn, did depose and say that he resides at 19 Veteri Place, Wayne, New Jersey 07470, that he is the President of Veteri Place Corporation, the General Partner of Seidman Investment Partnership, L.P. described in and which executed the above instrument; and that he signed such instrument by order of the Board of Directors of said Corporation.

AMENDMENT #4    Filed May 4, 1999

                            TO LIMITED PARTNERSHIP
                                CERTIFICATE OF
                     SEIDMAN INVESTMENT PARTNERSHIP, L.P.
                            FILED JANUARY 17, 1995

Section 1 The name of the Partnership is Seidman Investment Partnership, L.P. Seidman Investment Partnership, L.P. was filed with the Secretary of State on January 17, 1995,
                          Amendment #1 was filed on November 25, 1996
                          Amendment #2 was filed on September 10, 1998 and Amendment #3 was filed on March 5, 1999..

Section 6 Section 6 is hereby amended to add the following people and entities as limited partners:

NAME                                        CAPITAL CONTRIBUTION
--------------------------                  --------------------
SES Family Investment                              $  250,000.00
& Trading Partner.,L.P.
2859 Queens Courtyard Dr.
Las Vegas, NV 89109

SECTION 6 Section 6 is hereby amended to revise the amount of Capital Contribution for the following people and entities as limited partners:

Marci Parejo Irrevocable Trust                     $   25,000.00
Sharon E. Sigesmund Trustee,
U/A/D 9/10/92
2859 Queens Courtyard Dr.
Las Vegas, NV 89109

Ross Zeltzer Irrevocable Trust                     $   25,000.00
Sharon E. Sigesmund Trustee,
U/A/D 9/10/92
2859 Queens Courtyard Dr.
Las Vegas, NV 89109

                                       VETERI PLACE CORPORATION, G.P.

                                       By: Lawrence B. Seidman,
                                           President Veteri Place Corporation,
                                           Certificate of Incorporation
                                           filed January 6, 1995 General
                                           Partner of Seidman Investment
                                           Partnership, L.P.

Dated: 4/30/99

STATE OF NEW JERSEY     )
                        ) ss:
COUNTY OF MORRIS        )

    On the 30th day of April, 1999, before me personally came Lawrence B. Seidman, to me known, who being by me sworn, did depose and say that he resides at 19 Veteri Place, Wayne, New Jersey 07470, that he is the President of Veteri Place Corporation, the General Partner of Seidman Investment Partnership, L.P. described in and which executed the above instrument; and that he signed such instrument by order of the Board of Directors of said Corporation.